                                                                     Exhibit 2.0





                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                            U.S.B. HOLDING CO., INC.

                                      AND

                           TAPPAN ZEE FINANCIAL, INC.

                           DATED AS OF MARCH 6, 1998

                          AGREEMENT AND PLAN OF MERGER
                               TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
ARTICLE I           DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE II          THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

    2.1             The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    2.2             Effective Time; Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    2.3             Treatment of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
    2.4             Shareholder Rights; Stock Transfers . . . . . . . . . . . . . . . . . . . . . . . . .  8
    2.5             Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    2.6             Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    2.7             Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    2.8             Anti-Dilution Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    2.9             Company Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    2.10            Additional Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13


ARTICLE III         REPRESENTATIONS AND WARRANTIES
                     OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

    3.1             Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
    3.2             Organization, Standing and Authority of the Company . . . . . . . . . . . . . . . .   14
    3.3             Ownership of the Company Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .   14
    3.4             Organization, Standing and Authority of
                      the Company Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
    3.5             Authorized and Effective Agreement  . . . . . . . . . . . . . . . . . . . . . . . .   15
    3.6             Securities Documents and Regulatory Reports . . . . . . . . . . . . . . . . . . . .   16
    3.7             Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
    3.8             Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
    3.9             Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
    3.10            Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
    3.11            Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
    3.12            Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
    3.13            Certain Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
    3.14            Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
    3.15            Certain Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
    3.16            Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
    3.17            Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
    3.18            Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23





    3.19            Allowance for Loan Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    3.20            Related Party Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
    3.21            Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    3.22            Accounting for the Merger; Reorganization . . . . . . . . . . . . . . . . . . . . .   25
    3.23            Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
    3.24            Labor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
    3.25            Required Vote; Inapplicability of Antitakover States  . . . . . . . . . . . . . . .   25
    3.26            Ownership of Acquiror Common Stock  . . . . . . . . . . . . . . . . . . . . . . . .   26
    3.27            Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE IV          REPRESENTATIONS AND WARRANTIES
                      OF THE ACQUIROR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

    4.1             Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
    4.2             Organization, Standing and Authority of the Acquiror  . . . . . . . . . . . . . . .   27
    4.3             Ownership of the Acquiror Subsidiaries  . . . . . . . . . . . . . . . . . . . . . .   27
    4.4             Organization, Standing and Authority of the
                      Acquiror Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
    4.5             Authorized and Effective Agreement  . . . . . . . . . . . . . . . . . . . . . . . .   28
    4.6             Securities Documents and Regulatory Reports . . . . . . . . . . . . . . . . . . . .   29
    4.7             Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
    4.8             Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
    4.9             Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
    4.10            Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
    4.11            Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
    4.12            Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
    4.13            Certain Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
    4.14            Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
    4.15            Certain Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
    4.16            Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
    4.17            Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    4.18            Allowance for Loan Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    4.19            Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    4.20            Accounting for the Merger; Reorganization . . . . . . . . . . . . . . . . . . . . .   35
    4.21            Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    4.22            Labor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    4.23            Ownership of Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . .   36
    4.24            Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE V           COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

    5.1             Reasonable Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
    5.2             Shareholder Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
    5.3             Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37





    5.4             Investigation and Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . .   38
    5.5             Press Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
    5.6             Business of the Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
    5.7             Certain Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
    5.8             Current Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
    5.9             Indemnification; Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
    5.10            Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
    5.11            Benefit Plans and Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . .   46
    5.12            Reserves and Merger - Related Costs . . . . . . . . . . . . . . . . . . . . . . . .   47
    5.13            Disclosure Supplements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
    5.14            Failure to Fulfill Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
    5.15            Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48

ARTICLE VI          CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48

    6.1             Conditions Precedent - The Acquiror
                     and the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
    6.2             Conditions Precedent - The Company  . . . . . . . . . . . . . . . . . . . . . . . .   50
    6.3             Conditions Precedent - The Acquiror . . . . . . . . . . . . . . . . . . . . . . . .   51

ARTICLE VII         TERMINATION, WAIVER AND AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . .   52

    7.1             Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
    7.2             Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
    7.3             Survival of Representations, Warranties
                      and Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
    7.4             Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
    7.5             Amendment or Supplement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54

ARTICLE VIII        MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54

    8.1             Expenses; Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
    8.2             Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
    8.3             No Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
    8.4             Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
    8.5             Alternative Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
    8.6             Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
    8.7             Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
    8.8             Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57



Exhibit A           Form of Company Stock Option Agreement
Exhibit B           Form of Company Affiliate Agreement





Exhibit C           Form of Letter Agreement with Mr. Byelick
Exhibit D           Form of Letter Agreement with Mr. Murphy
Exhibit E           Form of Acquiror Affiliate Agreement
Exhibit F           Form of Agreement with Mr. Byelick
Exhibit G           Form of Agreement with Mr. Murphy
Exhibit H           Form of Opinion of the Acquiror's Counsel
Exhibit I           Form of Opinion of the Company's Counsel


DISCLOSURE SCHEDULES

Tappan Zee Financial, Inc.
--------------------------
Section 3.1               Capital Structure
Section 3.3               Ownership of the Company Subsidiaries
Section 3.5(b)            Authorized and Effective Agreement - Governing Documents of
                              Company Subsidiaries
Section 3.5(c)            Authorized and Effective Agreement - Third Party Consents
Section 3.9(d)            Environmental Matters - Environmental Studies
Section 3.10(b)           Tax Matters - Delinquencies and Deficiencies
Section 3.10(c)           Tax Matters - Agreements, Adjustments and Consents
Section 3.11              Legal Proceedings
Section 3.14(a)           Employee Benefit Plans
Section 3.14(c)           Employee Benefit Plans - Section 4201 of ERISA
Section 3.15(a)           Certain Contracts
Section 3.16              Brokers and Finders
Section 3.20              Related Party Transactions
Section 5.6(a)(iv)        Business of the Parties - Change in Benefits or Compensation to
                              Directors, Officers or Employees
Section 5.6(a)(v)         Business of the Parties - Employee Benefit Plans to be Entered Into
                              or Modified
Section 5.9(a)            Indemnification; Insurance
Section 5.11(b)           Benefit Plans and Arrangements - Severance Policy
Section 5.11(c)           Benefit Plans and Arrangements - Employment Agreements and
                              Severance Agreements


U.S.B. Holding Co., Inc.
------------------------

Section 4.1               Capital Structure
Section 4.3               Ownership of the Acquiror Subsidiaries
Section 4.5(c)            Authorized and Effective Agreement - Third Party Consents
Section 4.9               Environmental Matters - Environmental Studies
Section 4.10(b)           Tax Matters - Delinquencies and Deficiencies
Section 4.10(c)           Tax Matters - Agreements, Adjustments and Consents
Section 4.14(a)           Employee Benefit Plans
Section 4.15              Certain Contracts
Section 4.16              Brokers and Finders

                          AGREEMENT AND PLAN OF MERGER


         Agreement and Plan of Merger (the "Agreement"), dated as of March 6, 1998, by and between U.S.B. Holding Co., Inc. (the "Acquiror"), a Delaware corporation, and Tappan Zee Financial, Inc. (the "Company"), a Delaware corporation.

                              W I T N E S S E T H:

         WHEREAS, the Board of Directors of each of the Acquiror and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein, including the merger of the Company with and into the Acquiror, subject to the terms and conditions set forth herein; and

         WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

         WHEREAS, as a condition and inducement to the Acquiror's willingness to enter into this Agreement, (i) the Company is concurrently entering into a Stock Option Agreement with the Acquiror (the "Company Stock Option Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which the Company is granting to the Acquiror the option to purchase shares of Company Common Stock (as defined herein) under certain circumstances, (ii) the directors and certain officers of the Company are concurrently entering into an agreement with the Acquiror (the "Company Affiliate Agreement"), in substantially the form attached hereto as Exhibit B, pursuant to which, among other things, each such stockholder agrees to vote his or her shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby and (iii) Messrs. Stephen C. Byelick and Harry G. Murphy are concurrently entering into letter agreements, in substantially the forms attached hereto as Exhibits C and D, respectively; and

         WHEREAS, as a condition and inducement to the Company's willingness to enter into this Agreement, the directors and certain officers of the Acquiror are concurrently entering into an agreement with the Company (the "Acquiror Affiliate Agreement"), in substantially the form attached hereto as Exhibit E; and

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

         "Acquiror Common Stock" shall mean the common stock, par value $5.00 per share, of the Acquiror.

         "Acquiror Employee Stock Benefit Plans" shall mean the following employee benefit plans of the Acquiror, as amended and in effect from time to time: 1984 Incentive Stock Option Plan, 1993 Incentive Stock Option Plan, 1997 Employee Stock Option Plan, U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (with 401(k) Provision), Dividend Reinvestment and Stock Purchase Plan, Director Stock Option Plan and Key Employees' Supplemental Investment Plan for Salaried Employees.

         "Acquiror Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of the Acquiror as of December 31, 1996, 1995 and 1994 and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of the Acquiror for each of the three years ended December 31, 1996, 1995 and 1994 as filed by the Acquiror in its Securities Documents, and (ii) the consolidated statements of condition of the Acquiror (including related notes and schedules, if any) and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of the Acquiror included in the Securities Documents filed by the Acquiror with respect to the quarterly and annual periods ended subsequent to December 31, 1996.

         "Acquiror Bank" shall mean Union State Bank, a New York chartered bank and a wholly-owned subsidiary of the Acquiror.

         "Acquiror Preferred Stock" shall mean the shares of preferred stock, no par value per share, of the Acquiror.

         "Affiliate" means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

         "Average Closing Price" shall mean the average of the last reported sale prices for the Acquiror Common Stock for the 20 consecutive AMEX Trading Days ending with (and including) the date on which the last of the regulatory approvals discussed in Section 6.1(b) required for consummation of the Merger is obtained. "AMEX Trading Day" shall mean a full trading day for the American Stock Exchange.

         "Bank" shall mean Tarrytowns Bank, FSB, a federally-chartered savings bank and a wholly-owned subsidiary of the Company.

         "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

         "BIF" means the Bank Insurance Fund administered by the FDIC or any successor thereto.

         "Closing" shall have the meaning set forth in Section 2.2 hereof.

         "Closing Date" shall have the meaning set forth in Section 2.2 hereof.

         "Certificate of Merger" shall have the meaning set forth in Section
2.2 hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commission" shall mean the Securities and Exchange Commission.

         "Company Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

         "Company Employee Plans" shall have the meaning set forth in Section 3.14(a) hereof and shall include the Company ESOP.

         "Company ESOP" shall mean the Employee Stock Ownership Plan of Tappan Zee Financial, Inc. and Affiliates.

         "Company Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of the Company as of March 31, 1997, 1996 and 1995 and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Company for each of the three years ended March 31, 1997, 1996 and 1995 as filed by the Company in its Securities Documents, and (ii) the consolidated statements of financial condition of the Company (including related notes and schedules, if any) and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Company included in the Securities Documents filed by the Company with respect to the quarterly and annual periods ended subsequent to March 31, 1997.

         "Company Options" shall mean options to purchase shares of Company Common Stock granted pursuant to the Company Stock Option Plans.

         "Company Preferred Stock" shall mean the shares of preferred stock, par value $0.01 per share, of the Company.

         "Company Stock Option Plans" shall mean the Company's 1996 Stock Option Plan for Officers and Employees, as amended, and the Company's 1996 Stock Option Plan for Outside Directors, as amended, each as in effect as of the date hereof.

         "DGCL" shall mean the General Corporation Law of the State of Delaware, as amended.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Time" shall mean the date and time specified pursuant to
Section 2.2 hereof as the effective time of the Merger.

         "Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

         "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C.
Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 1101, et seq; the Safe Drinking Water Act, 42 U.S.C.
Section 300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Ratio" shall have the meaning set forth in Section 2.3(b) hereof.

         "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

         "FHLB" shall mean Federal Home Loan Bank.

         "Form S-4" shall mean the registration statement on Form S-4 (or on any successor or other appropriate form) to be filed by the Acquiror in connection with the issuance of shares of Acquiror Common Stock pursuant to the Merger, including the Proxy Statement which forms a part thereof, as amended and supplemented.

         "FRB" means the Board of Governors of the Federal Reserve System or any successor thereto.

         "GAAP" means generally accepted accounting principles.

         "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

         "HOLA" shall mean the Home Owners' Loan Act, as amended.

         "Material Adverse Effect" shall mean, with respect to the Acquiror or the Company, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of the Acquiror and its Subsidiaries taken as whole or the Company and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of the Company, on the one hand, or the Acquiror, on the other hand, to consummate the transactions contemplated by this Agreement, provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in GAAP that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the transactions contemplated hereby or (d) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby.

         "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         "Merger" shall mean the merger of the Company with and into the Acquiror pursuant to the terms hereof.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "NYSBD" shall mean the New York State Banking Department.

         "OTS" shall mean the Office of Thrift Supervision of the U.S. Department of the Treasury or any successor thereto.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Person" means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

         "Previously Disclosed" shall mean disclosed (i) in a letter dated the date hereof delivered from the disclosing party to the other party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein, or (ii) a letter dated after the date hereof from the disclosing party specifically referring to this Agreement and describing in reasonable detail the matters contained therein and delivered by the other party pursuant to Section 5.13 hereof.

         "Proxy Statement" shall mean the prospectus/proxy statement contained in the Form S-4, as amended or supplemented, and to be delivered to shareholders of the Company in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

         "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

         "SAIF" means the Savings Association Insurance Fund administered by the FDIC or any successor thereto.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

         "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

         "Severance Plan" shall mean the Severance Plan of Tarrytowns Bank,
FSB.

         "Subsidiary" and "Significant Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the Commission.

         Other terms used herein are defined in the preamble and elsewhere in this Agreement.




                                   ARTICLE II
                                   THE MERGER

2.1      The Merger

         (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2 hereof), the Company shall be merged with and into the Acquiror (the "Merger") in accordance with the provisions of
Section 251 of the DGCL. The Acquiror shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") of the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall continue to be "U.S.B. Holding Co., Inc." Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

         (b) From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

         (c) The Certificate of Incorporation and Bylaws of the Acquiror, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, respectively, until altered, amended or repealed in accordance with their terms and applicable law.

         (d) The authorized capital stock of the Surviving Corporation shall be as stated in the Certificate of Incorporation of the Acquiror immediately prior to the Effective Time.

         (e) The directors and officers of the Acquiror immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, subject to the provisions of Section 5.10 hereof, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

2.2      Effective Time; Closing

         The Merger shall become effective upon the occurrence of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, unless a later date and time is specified as the effective time in such Certificate of Merger

(the "Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, on the fifth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) (the "Closing Date"), at the principal executive offices of the Acquiror in Orangeburg, New York, or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to the Acquiror and the Company the opinions, certificates and other documents required to be delivered under Article VI hereof. Subject to the fulfillment or waiver at or prior to the Closing of the conditions to its obligations set forth in Article VI, at the Closing each party shall execute and deliver a Certificate of Merger for filing with the Secretary of State of the State of Delaware.

2.3      Treatment of Capital Stock

         Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any shareholder:

         (a) each share of Acquiror Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding; and

         (b) subject to Section 2.6 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held, otherwise than in a fiduciary capacity for the benefit of third parties or as a result of debts previously contracted, by the Acquiror or any of its Subsidiaries, which shares shall be cancelled and retired) shall become and be converted into the right to receive that number of shares of Acquiror Common Stock equal to (i) if the Average Closing Price is greater than or equal to $17.75 and less than or equal to $25.00, the quotient (rounded to the nearest hundredth) determined by dividing (A) $22.00 by (B) the Average Closing Price, (ii) if the Average Closing Price is less than $17.75, 1.24 shares or
(iii) if the Average Closing Price is greater than $25.00, 0.88 shares (subject to possible adjustment as set forth in Sections 2.8 and 7.1(f) hereof, the "Exchange Ratio").

2.4      Shareholder Rights; Stock Transfers

         At the Effective Time, holders of Company Common Stock shall cease to be and shall have no rights as shareholders of the Company, other than to receive the consideration provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock and if certificates evidencing such shares are presented for transfer after the Effective Time, they shall be cancelled against delivery of certificates for whole shares of Acquiror Common Stock (plus cash in lieu of any fractional share interest) as herein provided.

2.5      Dissenting Shares

         Holders of shares of Company Common Stock will not have the right to dissent under the DGCL and demand payment of the fair market value of such shares of Company Common Stock.

2.6      Fractional Shares

         Notwithstanding any other provision hereof, no fractional shares of Acquiror Common Stock shall be issued to holders of Company Common Stock. In lieu thereof, each holder of shares of Company Common Stock entitled to a fraction of a share of Acquiror Common Stock shall, at the time of surrender of the certificate or certificates representing such holder's shares, receive an amount of cash (without interest) equal to the product arrived at by multiplying such fraction of a share of Acquiror Common Stock by $22.00. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

2.7      Exchange Procedures

         (a) On the Closing Date, the Acquiror shall issue to an agent, duly appointed by the Acquiror and reasonably acceptable to the Company (the "Exchange Agent"), the number of shares of Acquiror Common Stock issuable and the amount of cash payable to holders of Company Common Stock pursuant to
Section 2.6 hereof (which shall be held by the Exchange Agent in trust for such holders of Company Common Stock). Promptly after the Effective Time, the Exchange Agent shall distribute Acquiror Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Acquiror Common Stock held by it from time to time hereunder.

         (b) At or after the Effective Time, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Company Common Stock (except as provided in Section 2.3(b) hereof), upon surrender of the same to the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Acquiror Common Stock into which the shares of Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted (plus cash in lieu of any fractional share interest), as provided in Section 2.3 hereof. As promptly as practicable after the Effective Time, and in no event later than ten days thereafter, the Exchange Agent shall mail to each holder of record of an outstanding certificate which immediately prior to the Effective Time evidenced shares of Company Common Stock, and which is to be exchanged for Acquiror Common Stock (plus cash in lieu of any fractional share interest), as provided in Section 2.3 hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Acquiror Common Stock (plus cash in lieu of any fractional share interest). The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.

         (c) Each outstanding certificate which prior to the Effective Time represented Company Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of whole shares of Acquiror Common Stock (plus cash in lieu of any fractional share interest) into which such Company Common Stock shall have been converted by virtue of the Merger.

         (d) No holder of a certificate theretofore representing shares of Company Common Stock shall be entitled to receive any dividends in respect of the Acquiror Common Stock into which such shares shall have been converted by virtue of the Merger until the certificate representing such shares is surrendered in exchange for a certificate or certificates representing whole shares of Acquiror Common Stock (plus cash in lieu of any fractional share interest). In the event that dividends are declared and paid by the Acquiror in respect of Acquiror Common Stock after the Effective Time but prior to any holder's surrender of certificates representing shares of Company Common Stock, dividends payable to such holder in respect of whole shares of Acquiror Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Company Common Stock.

         (e) The Acquiror shall not be obligated to deliver a certificate or certificates representing whole shares of Acquiror Common Stock (plus cash in lieu of any fractional share interest) to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.7, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by the Acquiror. If any certificate evidencing shares of Acquiror Common Stock is to be issued in a name other than that in which the certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (f) Any portion of the shares of Acquiror Common Stock and cash delivered to the Exchange Agent by the Acquiror pursuant to Section 2.7(a) hereof that remains unclaimed by the shareholders of the Company by the second anniversary of the Effective Time shall be delivered by the Exchange Agent to the Acquiror. Any shareholders of the Company who have not theretofore complied with Section 2.7(b) hereof shall thereafter look only to the Acquiror for the consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the second anniversary of the Effective Time (the "Old Certificates"), the Acquiror may at any time thereafter, with or without notice to the holders of record of the Old Certificates which were converted into whole shares of Acquiror Common Stock (plus cash in lieu of any fractional share interest) pursuant to the terms of this Agreement, sell for the accounts of such holders any or all of the shares of Acquiror Common Stock which such holders are entitled to receive under Section 2.3(b) hereof (the "Unclaimed Shares"), provided, however, that the Acquiror shall not be obligated to make any sale of Unclaimed Shares (even if notice of sale of the Unclaimed Shares has been given) and instead may issue to the holder of any Old Certificates properly delivered to the Acquiror in accordance with the terms thereof a certificate evidencing the number of whole shares of Acquiror Common Stock (plus cash in lieu of any fractional share interest) to which such holder is entitled by virtue of Section 2.3(b) hereof. In the event that the Acquiror elects to sell Unclaimed Shares, it may do so in a registered public offering under the Securities Act and applicable state securities laws, by private sale or by sale at any broker's board or in any securities exchange, in each case in such manner and at such times as the Acquiror shall determine. The net proceeds of any such sale of Unclaimed Shares shall be held for the holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold, to be paid to them upon surrender of their Old Certificates. From and after any such sale, the sole right of the holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by the Acquiror for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by the Acquiror.

         (g) The Acquiror and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate, the Acquiror and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

2.8      Anti-Dilution Provisions

         If after the date of this Agreement and prior to the Effective Time the number of outstanding shares of Acquiror Common Stock or Company Common Stock shall have been increased or decreased by reason of a dividend payable in shares of common stock or a split or combination of outstanding shares, then (a) in the case of any such event involving the Acquiror Common Stock the number of shares of Acquiror Common Stock to be delivered to Company shareholders who are entitled to receive shares of Acquiror Common Stock in exchange for shares of Company Common Stock shall be adjusted so that each Company shareholder shall be entitled to receive such number of shares of Acquiror Common Stock as such shareholder would have been entitled to receive if the Effective Time had occurred prior to the happening of such event and (b) in the case of any such event involving the Company Common Stock the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by a fraction the numerator of which shall be the number of shares of Company Common Stock issued and outstanding immediately prior to such event and the denominator of which shall be the number of shares of Company Common Stock issued and outstanding immediately after such event. The Exchange Ratio also shall be appropriately adjusted to reflect any capital reorganization involving the reclassification of the Acquiror Common Stock or the Company Common Stock subsequent to the date of this Agreement and prior to the Effective Time. Similar adjustments shall be made to the amount payable in lieu of fractional share interests.

2.9      Company Options

         (a)     At the Effective Time, and except as may be contemplated by
Section 5.11 hereof, each Company Option which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Acquiror Common Stock, and the Acquiror shall assume each Company Option, in accordance with the terms of the Company Stock Option Plans and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) the Acquiror and its Board of Directors or a duly authorized committee thereof shall be substituted for the Company and the Company's Board of Directors or duly authorized committee thereof administering the Company Stock Option Plan, (ii) each Company Option assumed by the Acquiror may be exercised solely for shares of Acquiror Common Stock, (iii) the number of shares of Acquiror Common Stock subject to such Company Options shall be equal to the number of shares of Company Common Stock subject to such Company Options immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Acquiror Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding the preceding sentence, each Company Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code, and all Company Options shall be adjusted, if necessary, so as not to impair the eligibility of the Merger for pooling of interests accounting treatment. The Acquiror and the Company agree to take all necessary steps to effect the foregoing provisions of this Section 2.9(a).

         (b) As soon as practicable after the Effective Time, the Acquiror shall deliver to each participant in the Company Stock Option Plans an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to the Company Stock Option Plans shall continue in effect on the same terms and conditions, including without limitation the duration thereof, subject to the adjustments required by Section 2.9(a)(iii) hereof after giving effect to the Merger. Within 30 days after the Effective Time, the Acquiror shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Acquiror Common Stock subject to such Options and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such Options remain outstanding.

2.10     Additional Actions

         If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Acquiror as follows:

3.1      Capital Structure

         The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock. As of the date hereof, 1,478,062 shares of Company Common Stock are issued and outstanding, 142,000 shares of Company Common Stock are directly or indirectly held by the Company as treasury stock and no shares of Company Preferred Stock are issued and outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Company Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except for the Company Stock Option Agreement and for Company Options to acquire not more than 121,500 shares of Company Common Stock as of the date hereof, a schedule of which has been Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Company.

3.2      Organization, Standing and Authority of the Company

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company. The Company is duly registered as a unitary savings and loan holding company under the HOLA and the regulations of the OTS thereunder. The Company has heretofore delivered to the Acquiror true and complete copies of the Certificate of Incorporation and Bylaws of the Company as in effect as of the date hereof.

3.3      Ownership of the Company Subsidiaries

         The Company has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Company Subsidiary and identified the Bank as its only Significant Subsidiary. Except for (x) capital stock of the Company Subsidiaries, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and (z) securities and other interests which are Previously Disclosed, the Company does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization. The outstanding shares of capital stock or other ownership interests of each Company Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are directly owned by the Company free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of the Company Subsidiaries and there are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of such capital stock or other ownership interests.

3.4      Organization, Standing and Authority of the Company Subsidiaries

         Each of the Company Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the United States or the jurisdiction in which it is organized. Each of the Company Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company. The deposit accounts of the Bank are insured by the SAIF to the maximum extent permitted by the FDIA. The Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. The Company has heretofore delivered or made available to the Acquiror true and complete copies of the Articles of Incorporation, Charter, Bylaws and other governing documents of each Company Subsidiary as in effect as of the date hereof.

3.5      Authorized and Effective Agreement

         (a) The Company has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of the Company's shareholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, except for the approval of this Agreement by the Company's shareholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Acquiror, constitutes a legal, valid and binding obligation of the Company which is enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger), nor compliance by the Company with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Company or, except as Previously Disclosed, the equivalent documents of any Company Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Company or a Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or a Company Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or a Company Subsidiary.

         (c) Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the FRB and the OTS, (ii) the filing and effectiveness of the Form S-4 with the Commission, (iii) the approval of this Agreement by the requisite vote of the shareholders of the Company, (iv) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL in connection with the Merger and (v) review of the Merger by the DOJ under federal antitrust laws, and except for such filings, registrations, consents or approvals which are Previously Disclosed, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of the Company or the Bank in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

         (d) As of the date hereof, the Company is not aware of any facts or circumstances relating to the Company or the Bank (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

3.6      Securities Documents and Regulatory Reports

         (a) Since June 30, 1995, the Company has timely filed with the Commission (and the NASD to the extent specifically required by the rules and regulations thereof) all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Since June 30, 1995, each of the Company and the Bank has duly filed with the OTS, the FDIC and any other applicable federal or state banking authority, as the case may be, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete, accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of the Company or the Bank by the OTS or the FDIC, neither the Company nor the Bank was required to correct or change any action, procedure or proceeding which the Company or the Bank believes has not been corrected or changed as required as of the date hereof and which could have a Material Adverse Effect on the Company.

3.7      Financial Statements

         (a) The Company has previously delivered or made available to the Acquiror accurate and complete copies of the Company Financial Statements which, in the case of the consolidated statements of financial condition of the Company as of March 31, 1997, 1996 and 1995 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended March 31, 1997, 1996 and 1995, are accompanied by the audit reports of KPMG Peat Marwick LLP, independent public accountants with respect to the Company. The Company Financial Statements referred to herein, as well as the Company Financial Statements to be delivered pursuant to Section 5.8 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of the Company as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of the Company for the respective periods or as of the respective dates set forth therein.

         (b)     Each of the Company Financial Statements referred to in
Section 3.7(a) has been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of the Company and the Company Subsidiaries have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of the Company and the Company Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and its Subsidiaries.

         (c) Except and to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of the Company as of December 31, 1997 (including related notes) and (ii) of liabilities incurred since December 31, 1997 in the ordinary course of business (including without limitation liabilities assumed or incurred in connection with actions by the Company consistent with the terms of Section 5.6(a) hereof), neither the Company nor any Company Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of the Company on a consolidated basis.

3.8      Material Adverse Change

         Since December 31, 1997, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

3.9      Environmental Matters

         (a) To the best of the Company's knowledge, the Company and its Subsidiaries are in compliance with all Environmental Laws except to the extent any non-compliance would not have a Material Adverse Effect on the Company. Neither the Company nor a Company Subsidiary has received any communication alleging that the Company or a Company Subsidiary is not in such compliance and, to the best knowledge of the Company, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         (b) To the best of the Company's knowledge, none of the properties owned, leased or operated by the Company or a Company Subsidiary or properties which secure or otherwise act as collateral for loans or other extensions of credit made by the Company or any Company Subsidiary has been or is in violation of or liable under any Environmental Law except to the extent any violation or liability would not have a Material Adverse Effect on the Company.

         (c) To the best of the Company's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any material liability arising under any Environmental Law against the Company or a Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or a Company Subsidiary has or may have retained or assumed either contractually or by operation of law or with respect to any of the properties owned, leased or operated by the Company or a Company Subsidiary or properties which secure or otherwise act as collateral for loans or other extensions of credit made by the Company or any Company Subsidiary.

         (d) Except as Previously Disclosed, the Company has not conducted any environmental studies during the past five years with respect to any properties owned or leased by it or a Company Subsidiary or which secures or otherwise acts as collateral for a loan or other extension of credit held by the Company or a Company Subsidiary as of the date hereof.

3.10     Tax Matters

         (a) The Company and its Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all material taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all material taxes for any subsequent periods ending on or prior to the Effective Time. Neither the Company nor a Company Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

         (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by the Company and its Subsidiaries are complete and accurate in all material respects. Neither the Company nor a Company Subsidiary is delinquent in the payment of any tax, assessment or governmental charge or, except as Previously Disclosed, has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, the federal, state and local income tax returns of the Company and its Subsidiaries have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against the Company or a Company Subsidiary as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to the Company or a Company Subsidiary to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending or, to the best of the Company's knowledge, threatened.

         (c) Except as Previously Disclosed, neither the Company nor any Company Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or a Company Subsidiary (nor does the Company have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.11     Legal Proceedings

         Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Company, threatened against the Company or a Company Subsidiary or against any asset, interest or right of the Company or a Company Subsidiary, or against any officer, director or employee of any of them that individually or in the aggregate, if decided adversely, would have a Material Adverse Effect on the Company. Except as Previously Disclosed, neither the Company nor a Company Subsidiary is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect on the Company.

3.12     Compliance with Laws

         (a) Each of the Company and the Company Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on the Company; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Company, no suspension or cancellation of any of the same is threatened.

         (b) Neither the Company nor a Company Subsidiary is in violation of its respective Certificate of Incorporation, Charter or other organizational document or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company; and neither the Company nor a Company Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that the Company or a Company Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor a Company Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations or savings and loan holding companies issued by governmental authorities), and none of them has received any written communication requesting that it enter into any of the foregoing.

3.13     Certain Information

         None of the information relating to the Company and its Subsidiaries supplied or to be supplied in writing by the Company or representatives or agents thereof for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and any amendment thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of the Company and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by the Company to its shareholders in connection with the meeting of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.

3.14     Employee Benefit Plans

         (a) The Company has Previously Disclosed all stock option, stock grant, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of the Company or any Company Subsidiary (the "Company Employee Plans"), whether written or oral, and the Company has previously furnished or made available to the Acquiror accurate and complete copies of the same together with (i) the most recent actuarial and financial reports prepared with respect to any plans, (ii) the most recent annual reports filed with any governmental agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

         (b) None of the Company, any Company Subsidiary, any Company Employee Plan constituting an "employee benefit plan" within the meaning of
Section 3(2) of ERISA ("Company Pension Plan") or, to the best of the Company's knowledge, any fiduciary of such Company Pension Plan, has incurred any direct or indirect material liability to the PBGC, the Internal Revenue Service or any present or former employees of the Company or a Company Subsidiary with respect to any such Company Pension Plan. To the best of the Company's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such Company Pension Plan.

         (c) Except as Previously Disclosed, neither the Company nor any Company Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

         (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Company Pension Plan which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such Company Pension Plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of the Company's knowledge, is threatened to be revoked and the Company does not know of any ground on which such revocation may be based. Neither the Company nor any Company Subsidiary has any liability under any such Company Pension Plan that is not reflected on the consolidated statement of financial condition of the Company at December 31, 1997 included in the Company Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

         (e) To the best of the Company's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on the Company.

         (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Company Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Company Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Company Pension Plan.

         (g) To the best of the Company's knowledge, the Company Employee Plans have been operated in compliance in all material respects with the terms of the operative plan documents and the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

         (h) There are no pending or, to the best knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trust related thereto or any fiduciary thereof.

3.15     Certain Contracts

         (a) Except as Previously Disclosed, neither the Company nor a Company Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by the Company or a Company Subsidiary (other than in the case of the Bank deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by the Company or a Company Subsidiary of any obligation, other than by the Bank in the ordinary course of its banking business, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of the Company or a Company Subsidiary, (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of the Company or a Company Subsidiary upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding pursuant to which the Company or a Company Subsidiary is obligated to indemnify any director, officer, employee or agent of the Company or a Company Subsidiary; (v) any agreement, arrangement or understanding to which the Company or a Company Subsidiary is a party or by which any of the same is bound which limits the freedom of the Company or a Company Subsidiary to compete in any line of business or with any person, (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the FDIC or any other regulatory agency, (vii) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to the Company's Annual Report on Form 10-K under the Exchange Act and which has not been so filed or (viii) any other agreement, arrangement or understanding which, if entered into after the date hereof, would require the consent of the Acquiror under Section 5.6(a) hereof.

         (b) Neither the Company nor any Company Subsidiary is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on the Company, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

3.16     Brokers and Finders

         Except as Previously Disclosed, neither the Company nor any Company Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

3.17     Insurance

         Each of the Company and its Subsidiaries is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with commercially reasonable business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

3.18     Properties

         All real and personal property owned by the Company or its Subsidiaries or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of the Company and its Subsidiaries in the ordinary course of business consistent with their past practices. The Company has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the material properties, real and personal, reflected on the consolidated statement of financial condition of the Company as of December 31, 1997 included in the Company Financial Statements or acquired after such date, except (i) liens for current taxes not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of the Company as of December 31, 1997 included in the Company Financial Statements. All real and personal property which is material to the Company's business on a consolidated basis and leased or licensed by the Company or a Company Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

3.19     Allowance for Loan Losses

         The allowance for loan losses reflected, and to be reflected, in the Company's reports referred to in Section 3.6(b) hereof, and shown, and to be shown, on the balance sheets contained in the Company Financial Statements have been, and will be, established in accordance with the requirements of, and was and will be adequate under, GAAP and all applicable regulatory criteria.

3.20     Related Party Transactions

         Except as (i) Previously Disclosed, (ii) disclosed in the Company's proxy statement dated June 30, 1997 or (iii) disclosed in the footnotes to the Company Financial Statements, the Company is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of the Company (except a Company Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as Previously Disclosed, no loan or credit accommodation to any Affiliate of the Company is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither the Company nor the Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by the Bank is inappropriate.

3.21     Loans

         Each loan reflected as an asset in the Company Financial Statements
(i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on the Company.

3.22     Accounting for the Merger; Reorganization

         As of the date hereof, the Company, after consultation with KPMG Peat Marwick LLP, does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests accounting treatment under GAAP, or (ii) as a reorganization under Section 368(a) of the Code.

3.23     Fairness Opinion

         The Company has received a written opinion from Sandler O'Neill & Partners L.P. to the effect that, as of the date hereof, the consideration to be received by shareholders of the Company pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

3.24     Labor

         No work stoppage involving the Company or a Company Subsidiary is pending or, to the best knowledge of the Company, threatened. Neither the Company nor a Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of the Company or a Company Subsidiary which could have a Material Adverse Effect on the Company. Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of the Company's knowledge, there have been no efforts to unionize or organize any employees of the Company or any of the Company Subsidiaries during the past five years.

3.25     Required Vote; Inapplicability of Antitakover Statutes

         (a) Assuming the accuracy of the representation and warranty of the Acquiror contained in Section 4.18 hereof, the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock is necessary to approve this Agreement and the transactions contemplated hereby on behalf of the Company.

         (b) A majority of the Disinterested Directors of the Company (as defined in Section 3(g) of Article VIII of the Certificate of Incorporation of the Company) have approved the Merger and this Agreement such that the provisions of Section 1 of Article VIII of the Certificate of Incorporation of the Company are inapplicable to this Agreement and the transactions contemplated hereby.

         (c) Assuming the accuracy of the representation and warranty of the Acquiror contained in Section 4.18 hereof, the Acquiror is not an "interested stockholder," as defined in Section 203(c)(5) of the DGCL and, as a result, the provisions of Section 203 of the DGCL do not apply to the Merger and the other transactions contemplated hereby.

3.26     Ownership of Acquiror Common Stock

         As of the date hereof, neither the Company nor, to its best knowledge, any of its Affiliates or associates, (i) beneficially own, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Acquiror Common Stock which in the aggregate represent 5% or more of the outstanding shares of Acquiror Common Stock (other than shares held in a fiduciary capacity and beneficially owned by third parties and shares taken in consideration of debts previously contracted).

3.27     Disclosures

         The representations and warranties of the Company made pursuant to this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

         The Acquiror represents and warrants to the Company as follows:

4.1      Capital Structure

         The authorized capital stock of the Acquiror consists of 20,000,000 shares of Acquiror Common Stock and 100,000 shares of Acquiror Preferred Stock. As of the date hereof, there were 12,441,000 shares of Acquiror Common Stock issued and outstanding, 128,122 shares of Acquiror Common Stock were held as treasury stock and not outstanding and there were no shares of Acquiror Preferred Stock issued and outstanding. All outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Acquiror Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Acquiror, except for (i) shares of Acquiror Common Stock issuable pursuant to the Acquiror Employee Stock Benefit Plans, a schedule of which has been Previously Disclosed, and
(ii) by virtue of this Agreement.

4.2      Organization, Standing and Authority of the Acquiror

         The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Acquiror. The Acquiror is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. The Acquiror has heretofore delivered to the Company true and complete copies of the Certificate of Incorporation and Bylaws of the Acquiror as in effect as of the date hereof.

4.3      Ownership of the Acquiror Subsidiaries

         The Acquiror has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Acquiror Subsidiary and identified the Acquiror Bank as its only Significant Subsidiary. The outstanding shares of capital stock or other ownership interest of each of the Acquiror Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and, except as Previously Disclosed, are directly or indirectly owned by the Acquiror free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any Acquiror Subsidiary and there are no agreements, understandings or commitments relating to the right of the Acquiror to vote or to dispose of such capital stock or other ownership interests.

4.4      Organization, Standing and Authority of the Acquiror Subsidiaries

         Each Acquiror Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the Acquiror Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Acquiror. The deposit accounts of the Acquiror Bank are insured by the BIF to the maximum extent permitted by the FDIA, and the Acquiror Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder. The Acquiror has heretofore delivered or made available to the Company true and complete copies of the Articles of Incorporation, Charter, Bylaws and other governing documents of each Acquiror Subsidiary as in effect as of the date hereof.

4.5      Authorized and Effective Agreement

         (a) The Acquiror has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Acquiror. This Agreement has been duly and validly executed and delivered by the Acquiror and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Acquiror which is enforceable against the Acquiror in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger) nor compliance by the Acquiror with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Acquiror or the equivalent documents of any Acquiror Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Acquiror or any Acquiror Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Acquiror or any Acquiror Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Acquiror or any Acquiror Subsidiary.

         (c) Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the FRB and the OTS (ii) the filing and effectiveness of the Form S-4 with the Commission, (iii) compliance with applicable state securities or "blue sky" laws in connection with the issuance of Acquiror Common Stock pursuant to this Agreement, (iv) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL in connection with the Merger and (v) review of the Merger by the DOJ under federal antitrust laws, and except for such filings, registrations, consents or approvals as are Previously Disclosed, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of the Acquiror or Acquiror Bank in connection with the execution and delivery by the Acquiror of this Agreement and the consummation by the Acquiror of the transactions contemplated hereby.

         (d) As of the date hereof, the Acquiror is not aware of any reasons relating to the Acquiror or any of its Subsidiaries (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

4.6      Securities Documents and Regulatory Reports

         (a) Since January 1, 1995, the Acquiror has timely filed with the Commission (and since April 1997 the AMEX to the extent specifically required by the rules and regulations thereof) all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respect with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Since January 1, 1995, the Acquiror and the Acquiror Bank has duly filed with the FRB, the FDIC, the NYSBD and any other applicable federal or state banking authority, as the case may be, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of the Acquiror or the Acquiror Bank by the FRB, the FDIC or the NYSBD, as the case may be, neither the Acquiror nor the Acquiror Bank was required to correct or change any action, procedure or proceeding which the Acquiror or the Acquiror Bank believes has not been corrected or changed as required as of the date hereof and which could have a Material Adverse Effect on the Acquiror.

4.7      Financial Statements

         (a) The Acquiror has previously delivered or made available to the Company accurate and complete copies of the Acquiror Financial Statements which, in the case of the consolidated statements of condition of the Acquiror as of December 31, 1996, 1995 and 1994 and the consolidated statements of income, shareholders' equity and cash flows for each of the three years ended December 31, 1996, 1995 and 1994, are accompanied by the audit reports of Deloitte & Touche, LLP, independent public accountants with respect to the Acquiror. The Acquiror Financial Statements referred to herein, as well as the Acquiror Financial Statements to be delivered pursuant to Section 5.8 hereof, fairly present or will fairly present, as the case may be, the consolidated condition of the Acquiror as of the respective dates set forth therein, and the consolidated income, shareholders' equity and cash flows of the Acquiror for the respective periods or as of the respective dates set forth therein.

         (b)     Each of the Acquiror Financial Statements referred to in
Section 4.7(a) has been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of the Acquiror and the Acquiror Subsidiaries have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of the Acquiror and the Acquiror Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and all such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Acquiror and the Acquiror Subsidiaries.

         (c) Except and to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of the Acquiror as of September 30, 1997 (including related notes) and (ii) of liabilities incurred since September 30, 1997 in the ordinary course of business (including without limitation liabilities assumed or incurred in connection with actions by the Acquiror consistent with the terms of Section 5.6(b) hereof), neither the Acquiror nor any Acquiror Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of the Acquiror on a consolidated basis.

4.8      Material Adverse Change

         Since September 30, 1997, (i) the Acquiror and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Acquiror.

4.9      Environmental Matters

         (a) To the best of the Acquiror's knowledge, the Acquiror and its Subsidiaries are in compliance with all Environmental Laws except to the extent any non-compliance would not have a Material Adverse Effect on the Acquiror. Neither the Acquiror nor an Acquiror Subsidiary has received any communication alleging that the Acquiror or an Acquiror Subsidiary is not in such compliance and, to the best knowledge of the Acquiror, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         (b) To the best of the Acquiror's knowledge, none of the properties owned, leased or operated by the Acquiror or an Acquiror Subsidiary or properties which secure or otherwise act as collateral for loans or other extensions of credit made by the Acquiror or any Acquiror Subsidiary has been or is in violation of or liable under any Environmental Law except to the extent any violation or liability would not have a Material Adverse Effect on the Acquiror.

         (c) To the best of the Acquiror's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any material liability arising under any Environmental Law against the Acquiror or an Acquiror Subsidiary or against any person or entity whose liability for any Environmental Claim the Acquiror or an Acquiror Subsidiary has or may have retained or assumed either contractually or by operation of law or with respect to any of the properties owned, leased or operated by the Acquiror or an Acquiror Subsidiary or properties which secure or otherwise act as collateral for loans or other extensions of credit made by the Acquiror or any Acquiror Subsidiary.

         (d) Except as Previously Disclosed, the Acquiror has not conducted any environmental studies during the past five years with respect to any properties owned or leased by it or an Acquiror Subsidiary or which secures or otherwise acts as collateral for a loan or other extension of credit held by the Acquiror or an Acquiror Subsidiary as of the date hereof.

4.10     Tax Matters

         (a) The Acquiror and the Acquiror Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all material taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all material taxes for any subsequent periods ending on or prior to the Effective Time. Neither the Acquiror nor any of the Acquiror Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

         (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by the Acquiror and its Subsidiaries are complete and accurate in all material respects. Neither the Acquiror nor an Acquiror Subsidiary is delinquent in the payment of any tax, assessment or governmental charge or, except as Previously Disclosed, has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, the federal, state and local income tax returns of the Acquiror and its Subsidiaries have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against the Acquiror or any Acquiror Subsidiary as a result of such examinations or otherwise which have not been settled and paid. Except as Previously Disclosed, there are currently no agreements in effect with respect to the Acquiror or an Acquiror Subsidiary to extend the period of limitations for the assessment or collection of any tax. Except as Previously Disclosed, as of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending or, to the best of the Acquiror's knowledge, threatened.

         (c) Except as Previously Disclosed, neither the Acquiror nor any Acquiror Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Acquiror or an Acquiror Subsidiary (nor does the Acquiror have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

4.11     Legal Proceedings

         There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Acquiror threatened against the Acquiror or any Acquiror Subsidiary or against any asset, interest or right of the Acquiror or any Acquiror Subsidiary, or against any officer, director or employee of any of them that individually or in the aggregate, if decided adversely, would have a Material Adverse Effect on the Acquiror. Neither the Acquiror nor any of the Acquiror Subsidiaries is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect on the Acquiror.

4.12     Compliance with Laws

         (a) The Acquiror and each of the Acquiror Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on the Acquiror; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Acquiror, no suspension or cancellation of any of the same is threatened.

         (b) Neither the Acquiror nor any of the Acquiror Subsidiaries is in violation of its respective Certificate of Incorporation, Charter or other organizational document or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Acquiror; and neither the Acquiror nor any Acquiror Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that the Acquiror or any Acquiror Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on the Acquiror. Neither the Acquiror nor any Acquiror Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks or holding companies thereof, as applicable, issued by governmental authorities), and none of them has received any written communication requesting that it enter into any of the foregoing.

4.13     Certain Information

         None of the information relating to the Acquiror and the Acquiror Subsidiaries to be included or incorporated by reference in (i) the Form S-4 will, at the time the Form S-4 and any amendment thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of the Company and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by the Company to its shareholders in connection with the meeting of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

4.14     Employee Benefit Plans

         (a) The Acquiror has Previously Disclosed all stock option, stock grant, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of the Acquiror or any Acquiror Subsidiary (the "Acquiror Employee Plans"), whether written or oral, and the Acquiror has previously furnished or made available to the Company accurate and complete copies of the same together with (i) the most recent actuarial and financial reports prepared with respect to any plans, (ii) the most recent annual reports filed with any governmental agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

         (b) To the best of the Acquiror's knowledge, the Acquiror Employee Plans have been operated in compliance in all material respects with the terms of the operative plan documents and the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

4.15     Certain Contracts

         (a) Except as Previously Disclosed, neither the Acquiror nor an Acquiror Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of the Acquiror or an Acquiror Subsidiary upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (ii) any agreement, arrangement or understanding pursuant to which the Acquiror or an Acquiror Subsidiary is obligated to indemnify any director, officer, employee or agent of the Acquiror or an Acquiror Subsidiary, (iii) any agreement, arrangement or understanding to which the Acquiror or an Acquiror Subsidiary is a party or by which any of the same is bound which limits the freedom of the Acquiror or an Acquiror Subsidiary to compete in any line of business or with any person, (iv) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the FRB, the FDIC, the NYSBD or any other regulatory agency, (v) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to the Acquiror's Annual Report on Form 10-K under the Exchange Act and which has not been so filed or (vi) any other agreement, arrangement or understanding which, if entered into after the date hereof, would require the consent of the Company under Section 5.6(b) hereof.

         (b) Neither the Acquiror nor any Acquiror Subsidiary is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on the Acquiror, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

4.16     Brokers and Finders

         Except as Previously Disclosed, neither the Acquiror nor any Acquiror Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

4.17     Insurance

         The Acquiror and each Acquiror Subsidiary is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with commercially reasonable business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

4.18     Allowance for Loan Losses

         The allowance for loan losses reflected, and to be reflected, in the Acquiror's reports referred to in Section 4.6(b) hereof, and shown, and to be shown, on the balance sheets contained in the Acquiror Financial Statements have been, and will be, established in accordance with the requirements of, and was and will be adequate under, GAAP and all applicable regulatory criteria.

4.19     Loans

         Each loan reflected as an asset in the Acquiror Financial Statements
(i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on the Acquiror.

4.20     Accounting for the Merger; Reorganization

         As of the date hereof, the Acquiror, after consultation with Deloitte & Touche LLP, does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP, or (ii) as a reorganization under Section 368(a) of the Code.

4.21     Fairness Opinion

         The Acquiror has received a written opinion from Keefe, Bruyette & Woods, Inc. to the effect that, as of the date hereof, the consideration to be paid pursaunt to Article II hereof is fair, from a financial point of view, to the shareholders of the Acquiror.

4.22     Labor

         No work stoppage involving the Acquiror or an Acquiror Subsidiary is pending or, to the best knowledge of the Acquiror, threatened. Neither the Acquiror nor an Acquiror

Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of the Acquiror or an Acquiror Subsidiary which could have a Material Adverse Effect on the Acquiror. Employees of the Acquiror and the Acquiror Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of the Acquiror's knowledge, there have been no efforts to unionize or organize any employees of the Acquiror or any of the Acquiror Subsidiaries during the past five years.

4.23     Ownership of Company Common Stock

         As of the date hereof, neither the Acquiror nor, to its best knowledge, any of its Affiliates or associates, (i) beneficially own, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Company Common Stock which in the aggregate represent 5% or more of the outstanding shares of Company Common Stock (other than shares held in a fiduciary capacity and beneficially owned by third parties, shares taken in consideration of debts previously contracted or in the case of the Acquiror shares which may be acquired pursuant to the Company Stock Option Agreement).


4.24     Disclosures

         The representations and warranties of the Acquiror made pursuant to this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

                                   ARTICLE V
                                   COVENANTS

5.1      Reasonable Best Efforts

         Subject to the terms and conditions of this Agreement, each of the Company and the Acquiror shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit consummation of the Merger as promptly as reasonably practicable, and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party hereto to that end.

5.2      Shareholder Meeting

         The Company shall take all action necessary to properly call and convene a meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of the Company will recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, provided that the Board of Directors of the Company may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

5.3      Regulatory Matters

         (a) The parties hereto shall cooperate with each other in the preparation of, and the prompt filing of the Form S-4, including the Proxy Statement. Each of the Acquiror and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter promptly mail the Proxy Statement to its shareholders. The Acquiror also shall use its reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the issuance of Acquiror Common Stock pursuant to the Merger and all other transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

         (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to prepare and, within 60 days of the date hereof, file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). The Acquiror and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

         (c) The Acquiror and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of the Acquiror, the Company or any of their respective

Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

         (d) The Acquiror and the Company shall promptly furnish each other with copies of written communications received by the Acquiror or the Company, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

5.4      Investigation and Confidentiality

         (a) Each party shall permit the other party and its representatives reasonable access to its properties and personnel, and shall disclose and make available to such other party all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of it and its Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the other party may have a reasonable interest, provided that such access shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of the respective parties providing such access, not unduly interfere with normal operations. Each party and its Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations.

         (b) The Acquiror may request, within 45 days from the date hereof, the Company to conduct at the Acquiror's expense environmental audits by an independent qualified environmental engineer or consultant (the "Environmental Consultant") of any parcel or parcels of real property owned by the Company. The Environmental Consultant shall conduct any audits or other investigations pursuant to this Section 5.4(b) with reasonable care and subject to customary practices among environmental consultants and engineers, including without limitation, following completion thereof the restoration of any site to the extent practicable to its condition prior to such audit or investigation and the removal of all monitoring wells.

         (c) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall either destroy or return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the party receiving the information can establish was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof and shall cooperate with the other party so that the other party may seek an appropriate protective order.

5.5      Press Releases

         The Acquiror and the Company shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation.

5.6      Business of the Parties

         (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Acquiror, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. During such period, the Company also will use all commercially reasonable efforts to (x) preserve its business organization and that of the Bank intact, (y) keep available to itself and the Acquiror the present services of the employees of the Company and the Bank and (z) preserve for itself and the Acquiror the goodwill of the customers of the Company and the Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of the Acquiror or as expressly contemplated hereby, between the date hereof and the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to:

                 (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company Common Stock, except for regular quarterly cash dividends at a rate per share of Company Common Stock not in excess of $0.07 per share, which shall be declared and paid at approximately the same time as dividends on the Acquiror Common Stock, it being the intention of the parties that the shareholders of the Company receive dividends for any particular calendar quarter on either the Company Common Stock or the Acquiror Common Stock acquired in exchange therefor pursuant to the terms of this Agreement but not both, provided, however, that nothing contained herein shall be deemed to affect the ability of a Company Subsidiary to pay dividends on its capital stock to the Company;

                 (ii) issue any shares of its capital stock, other than in the case of the Company pursuant to the Company Stock Option Agreement and upon exercise of the Company Options referred to in Section 3.1 hereof, or issue, grant, modify or authorize any Rights, other than the Company Stock Option Agreement; purchase any shares of Company Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

                 (iii) amend its Certificate of Incorporation, Charter, Bylaws or similar organizational documents; impose, or knowingly suffer the imposition, on any share of stock or other ownership interest held by the Company in a Company Subsidiary of any lien, charge or encumbrance or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

                 (iv) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except (i) as Previously Disclosed, (ii) as may be required pursuant to binding commitments existing on the date hereof, (iii) as may be required by law and (iv) merit increases in accordance with past practices, normal cost-of-living increases and normal increases related to promotions or increased job responsibilities;

                 (v) except as Previously Disclosed, enter into or, except as may be required by law, modify any pension, retirement, stock option, restricted stock, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; make any contributions to the Company Pension Plan, except as required by the presently existing terms of the Company Pension Plan or the policies under which it is operated as of the date hereof; or make any contributions to the Company ESOP, other than necessary to enable the Company ESOP to make required payments on its indebtedness as of the date hereof;

                 (vi) enter into (w) any transaction, agreement, arrangement or commitment not made in the ordinary course of business,
         (x) any agreement, indenture or other instrument relating to the borrowing of money by the Company or a Company Subsidiary or guarantee by the Company or any Company Subsidiary of any such obligation, except in the case of the Bank for deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement or commitment, provided that the Company and the Bank may employ an employee or consultant in the ordinary course of business if the employment of such employee or consultant is terminable by the Company or the Bank at will without liability, other than as required by law; or (z) any contract, agreement or understanding with a labor union;

                 (vii) change its method of accounting in effect for the fiscal year ended March 31, 1997, except as required by changes in laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the fiscal year ended March 31, 1997, except as required by changes in laws or regulations;

                 (viii) make any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair; or enter into as lessee any new lease of real property or any new lease of personal property providing for annual payments in excess of $5,000;

                 (ix) file any applications or make any contract with respect to branching or site location or relocation;

                 (x) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) control over or any equity interest in any business or entity, except for investments in marketable equity securities in the ordinary course of business and not exceeding 2% of the outstanding shares of any class;

                 (xi) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest (other than forward commitments to sell loans in the ordinary course of business);

                 (xii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

                 (xiii) change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority;

                 (xiv) take any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment under GAAP or (B) as a reorganization within the meaning of Section 368 of the Code, provided, however, that nothing contained herein shall limit the ability of the Company to comply with its obligations under the Company Stock Option Agreement;

                 (xv) take any action that would result in any of the representations and warranties of the Company contained in this Agreement not to be true and correct in any material respect at the Effective Time;

                 (xvi) terminate the employment of Mr. Byelick or Mr. Murphy without cause; or

                 (xvii)   agree to do any of the foregoing.

         (b) During the period from the date of this Agreement and continuing until the Effective Time, the Acquiror shall continue to conduct its business and the business of the Acquiror Subsidiaries in the ordinary course consistent with past practice. During such period, the Acquiror also will use all commercially reasonable efforts to (x) preserve its business organization and that of the Acquiror Bank intact, (y) keep available to itself the present services of the employees of the Acquiror and the Acquiror Bank and (z) preserve for itself the goodwill of the customers of the Acquiror and the Acquiror Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of the Company or as expressly contemplated hereby, between the date hereof and the Effective Time, the Acquiror shall not, and shall cause each Acquiror Subsidiary not to:

                 (i) amend its Certificate of Incorporation or Bylaws in a manner which would adversely affect in any manner the terms of the Acquiror Common Stock or the ability of the Acquiror to consummate the transactions contemplated hereby; or impose, or knowingly suffer the imposition, on any share of stock or other ownership interest held by the Acquiror in an Acquiror Subsidiary of any lien, charge or encumbrance or permit any such lien, charge or encumbrance to exist;


                 (ii) make any acquisition or take any other action that individually or in the aggregate could materially adversely affect the ability of the Acquiror to consummate the transactions contemplated hereby, or enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which the Acquiror or any surviving corporation may be required not to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement;

                 (iii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Acquiror Common Stock, except for regular quarterly cash dividends in an amount determined by the Board of Directors in the ordinary course of business and consistent with past practice, provided, however, that nothing contained herein shall be deemed to affect the ability of (x) an Acquiror Subsidiary to pay dividends on its capital stock to the Acquiror or (y) the Acquiror to repurchase shares of Acquiror Common Stock, unless otherwise prohibited by clause (iv) below;

                 (iv) take any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment under GAAP or (B) as a reorganization within the meaning of
         Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of the Acquiror to exercise its rights under the Company Stock Option Agreement;

                 (v) take any action that would result in any of the representations and warranties of the Acquiror contained in this Agreement not to be true and correct in any material respect at the Effective Time; or

                 (vi) enter into an agreement with respect to an Acquisition Transaction with a third party which is conditioned (explicitly or implicitly) on the Acquiror not completing the Merger; provided, that the foregoing shall not prevent the Acquiror or any Acquiror Subsidiary from acquiring any other assets or businesses or from discontinuing or disposing of any of its assets or business if such action is, in the reasonable judgment of the Acquiror, desirable in the conduct of the business of the Acquiror and the Acquiror Subsidiaries and would not, in the reasonable judgment of the Acquiror, likely delay the Effective Time to a date subsequent to the date set forth in Section 7.1(e) of this Agreement. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving the Acquiror, (y) a purchase, lease or other acquisition of all or substantially all of the assets of the Acquiror or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of the Acquiror.

                 (vii)    agree to do any of the foregoing.

5.7      Certain Actions

         The Company shall not, and shall cause each Company Subsidiary not to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, lease or purchase of all or a substantial portion of the assets of, or any equity interest in, the Company or a Company Subsidiary (other than with the Acquiror or an Affiliate thereof), provided, however, that the Board of Directors of the Company may furnish such information or participate in such negotiations or discussions if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to do the same would cause the members of such Board of Directors to breach their fiduciary duties under applicable law. The Company will promptly inform the Acquiror orally and in writing of any such request for information or of any such negotiations or discussions, as well as instruct its and its Subsidiaries' directors, officers, representatives and agents to refrain from taking any action prohibited by this Section 5.7. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than the Acquiror with respect to any of the foregoing.

5.8      Current Information

         During the period from the date of this Agreement to the Effective Time, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31 in the case of the Acquiror and March 31 in the case of the Company), the Company and the Acquiror will deliver to the other party its quarterly report on Form 10-Q under the Exchange Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending December 31 in the case of the Acquiror and March 31 in the case of the Company, the Company and the Acquiror will deliver to the other party its Annual Report on Form 10-K. Within 35 days after the end of each month, the Company and the Acquiror will deliver to the other party a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with GAAP.

5.9      Indemnification; Insurance

         (a) From and after the Effective Time through the sixth anniversary of the Effective Time, the Acquiror, in the case of an indemnification obligation of the Company, or the applicable Company Subsidiary or its successor by merger, in the case of an indemnification obligation of a Company Subsidiary (the Acquiror or such Company Subsidiary, as applicable, being referred to herein as the "Indemnifying Party") shall provide indemnification (including advancement of expenses, if applicable) to each present and former director, officer or employee of the Company or a Company Subsidiary and each officer or employee of the Company or its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at the Company's request or direction, in each case determined as of the Effective Time (the "Indemnified Parties"), with respect to any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether, civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, (including the transactions contemplated by this Agreement, including the entering into of the Company Stock Option Agreement), if first asserted or claimed prior to the date hereof and Previously Disclosed, if first asserted or claimed between the date hereof and the Effective Time and disclosed pursuant to Section 5.13 hereof or if first asserted or claimed after the Effective Time, to the fullest extent, if any, that such Indemnified Party, would have been entitled to indemnification or the advancement of expenses by the Company under
Article X of its Certificate of Incorporation on the one hand or by the Bank under Article XII of its Bylaws on the other hand ("the Indemnification Rights"), as in effect on the date hereof and Previously Disclosed, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim, and provided, further, that nothing contained herein shall enlarge the rights to indemnification contained in the Indemnification Rights or extend or be deemed a waiver of any applicable statute of limitations in respect of any claim or claim for indemnification. Without limiting the foregoing, the Acquiror also agrees that all limitations of liability existing in favor of the Indemnified Parties in Article IX of the Certificate of Incorporation of the Company, as in effect on the date hereof and Previously Disclosed, arising out of matters existing or occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect.

         (b)     Any Indemnified Party wishing to claim indemnification under
Section 5.9(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest) in accordance with the obligations set forth in Section 5.9(a) hereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event a federal banking agency or a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

         (c) The Acquiror shall maintain the Company's existing directors' and officers' liability insurance policy (or purchase an insurance policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by the Company for a period of six years following the Effective Time, provided, however, that in no event shall the Acquiror be required to expend on an annual basis more than 125% of the amount paid by the Company as of the date hereof for such insurance coverage (the "Insurance Amount") to maintain or procure such insurance coverage, and further provided that if the Acquiror is unable to maintain or obtain the insurance called for hereby, the Acquiror shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount. At the request of the Acquiror, the Company shall use reasonable efforts to procure the insurance coverage referred to in the preceding sentence prior to the Effective Time on the terms set forth in such sentence.

         (d) In the event that the Acquiror or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this
Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

5.10     Directors

         The Acquiror agrees to take all action necessary to appoint or elect, effective as of the Effective Time, one director of the Company as of the date hereof selected by the Acquiror as a director of the Acquiror, to serve as a Class II director (as described in the Acquiror's most recent proxy statement) and until his successor is elected and qualified. Further, the Acquiror agrees to take all action necessary to appoint or elect, effective as of the Effective Time, those directors of the Company as of the date hereof who so desire, other than the director who becomes a member of the Acquiror's Board of Directors, to serve on the Acquiror's Chairman's Council. Each such person shall serve at the discretion of the Chairman of the Board of the Acquiror.

5.11     Benefit Plans and Arrangements

         (a) As soon as administratively practicable after the Effective Time, and at the discretion of the Acquiror, the Acquiror will take all reasonable action so that employees of the Company and its Subsidiaries will be entitled to participate in the Acquiror Employee Plans of general applicability, and until such time the Company Employee Plans shall remain in effect, provided that no employee of the Company or a Company Subsidiary who becomes an employee of the Acquiror and subject to the Acquiror's medical insurance plans shall be excluded from coverage thereunder on the basis of a preexisting condition that was not also excluded under the Company's medical insurance plans, except to the extent such preexisting condition was excluded from coverage under the Company's medical insurance plans, in which case this
Section 5.11(a) shall not require coverage for such preexisting condition. For purposes of determining eligibility to participate in and the vesting of benefits (but not for purposes of benefit accrual) under the Acquiror Employee Plans, the

Acquiror shall recognize years of service with the Company and a Company Subsidiary prior to the Effective Time.

         (b) All employees of the Company or a Company Subsidiary as of the Effective Time shall become employees of the Acquiror or an Acquiror Subsidiary as of the Effective Time, provided that the Acquiror or an Acquiror Subsidiary shall have no obligation to continue the employment of any such person and nothing contained in this Agreement shall give any employee of the Company or any Company Subsidiary a right to continuing employment with the Acquiror or an Acquiror Subsidiary after the Effective Time. To the extent that the employment of any employee of the Company or any Company Subsidiary (other than any employee who is party to an employment agreement, employee retention agreement as Previously Disclosed) is involuntarily terminated within one year of the Effective Time, such employee will be entitled to receive severance and other benefits, in accordance with, and to the extent provided by the Company's Severance Plan, which has been Previously Disclosed. For purposes of determining benefits under the Company's Severance Plan, the Acquiror shall recognize years of service and unused vacation with the Company and a Company Subsidiary prior to the Effective Time.

         (c) Following the Merger, the Surviving Corporation and the Bank shall honor in accordance with their terms the agreements to be entered into, as of the Effective Time, by Mr. Byelick and Mr. Murphy and the Bank, in the forms as attached hereto as Exhibits F and G, respectively. These agreements will replace and supersede the employment agreements entered into by Mr. Byelick and the Company and the Bank and Mr. Murphy and the Company and the Bank, all as Previously Disclosed. Following the Merger, the Surviving Corporation shall, or shall cause the Bank to, honor in accordance with their terms the Company or Bank employee retention agreements which have been Previously Disclosed. The provisions of this Section 5.11(c) are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements or arrangements, and his or her representatives.

5.12     Reserves and Merger-Related Costs

          On or before the Closing Date, and at the written request of the Acquiror, the Company shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of the Company to those of the Acquiror (as such practices and methods are to be applied to the Company from and after the Effective Time) and Acquiror's plans with respect to the conduct of the business of the Company following the Merger and otherwise to reflect Merger-related expenses and costs incurred by the Company, provided, however, that the Company shall not be required to take such action (A) more than five business days prior to the Closing Date; and (B) unless the Acquiror agrees in advance in writing that all conditions to closing set forth in Sections 6.1 and
6.3 have been satisfied or waived (except for the expiration of any applicable waiting periods). No accrual or reserve made by the Company or any Company Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.1(b) hereof.

5.13     Disclosure Supplements

         From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other party or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the parties for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied.

5.14     Failure to Fulfill Conditions

         In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated may not be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party. Each party will promptly inform the other party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the Merger.

5.15     Affiliates

         Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, the Company shall deliver to the Acquiror (a) a letter identifying all persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act and the pooling-of-interests accounting rules, including, without limitation, all directors and executive officers of the Company and (b) copies of letter agreements, each substantially in the form of Exhibit B, executed by each such person so identified as an affiliate of the Company agreeing to comply with Rule 145 and to refrain from transferring shares of either Company Common Stock or Acquiror Common Stock, as the case may be, as required by the pooling-of-interests accounting rules. The Acquiror agrees to publish as soon as possible, but in no event later than 60 days following the consummation of the Merger, combined revenues and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1      Conditions Precedent - The Acquiror and the Company

         The respective obligations of the Acquiror and the Company to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

         (a) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the Merger shall have been duly and validly taken by the Acquiror and the Company, including approval by the requisite vote of the shareholders of the Company of this Agreement.

         (b) All approvals and consents from any Governmental Entity the approval or consent of which is required for the consummation of the Merger shall have been received, without the imposition of any term or condition that could have a Material Adverse Effect on the Acquiror upon completion of the Merger, and all statutory waiting periods in respect thereof shall have expired; and the Acquiror and the Company shall have procured all other approvals, consents and waivers of each person (other than the Governmental Entities referred to above) whose approval, consent or waiver is necessary to the consummation of the Merger.

         (c) None of the Acquiror, the Company or their respective Subsidiaries shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal consummation of the Merger.

         (d) The Form S-4 shall have become effective under the Securities Act, and the Acquiror shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue the Acquiror Common Stock in connection with the Merger, and neither the Form S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority.

         (e) The shares of Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on the American Stock Exchange.

         (f) The Acquiror and the Company shall have received the written opinion of either the Acquiror's independent public accountants or counsel to the Acquiror which is reasonably satisfactory to the Company, which opinion shall be addressed to each of the Acquiror and the Company and reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that (i) except for cash received in lieu of fractional share interests, holders of Company Common Stock who exchange such stock for Acquiror Common Stock in the Merger will not recognize income, gain or loss for federal income tax purposes,
(ii) the basis of such Acquiror Common Stock will equal the basis of the Company Common Stock for which it is exchanged and (iii) the holding period of such Acquiror Common Stock will include the holding period of the Company Common Stock for which it is exchanged, assuming that such stock is a capital asset in the hands of the holder thereof at the Effective Time. Such opinion shall be based on such written representations from the Acquiror, the Company and others as such independent public accountants or counsel shall reasonably request as to factual matters.

         (g) KPMG Peat Marwick LLP shall have issued a letter dated as of the Effective Time to the Company and Deloitte & Touche LLP shall have issued a letter dated as of the Effective Time to the Acquiror, to the effect that, based on a review of this Agreement and related agreements and the facts and circumstances then known to it, the Merger shall be accounted for as a pooling-of-interests under GAAP, and the Acquiror and the Company shall have received from the Affiliates of the Company and the Acquiror the agreements attached hereto as Exhibits B and E, respectively, to the extent necessary to ensure in the reasonable judgment of the Acquiror and the Company that the Merger shall be accounted for in such manner.

6.2      Conditions Precedent - The Company

         The obligations of the Company to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by the Company pursuant to Section 7.4 hereof.

         (a)     The representations and warranties of the Acquiror set forth in
Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that a representation and warranty specifically relates to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date.

         (b) The Acquiror shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Effective Time.

         (c) The Acquiror shall have delivered to the Company a certificate, dated the date of the Closing and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

         (d) No order, injunction or decree shall have been issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

         (e) The Company shall have received an opinion of Elias, Matz, Tiernan & Herrick LLP, counsel to the Acquiror, dated the Closing Date, in form and substance reasonably satisfactory to the Company and its counsel to the effect set forth in Exhibit H attached hereto.

         (f) The Acquiror shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to the Acquiror as the Company may reasonably request.

6.3      Conditions Precedent - The Acquiror

         The obligations of the Acquiror to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by the Acquiror pursuant to Section 7.4 hereof.

         (a)     The representations and warranties of the Company set forth in
Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that a representation and warranty specifically relates to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date.

         (b) The Company shall have performed in all material respects all obligations and covenants required to be performed by it pursuant to this Agreement on or prior to the Effective Time.

         (c) The Company shall have delivered to the Acquiror a certificate, dated the date of the Closing and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

         (d) No order, injunction or decree shall have been issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

         (e) The Acquiror shall have received an opinion of Thacher Proffitt & Wood, counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Acquiror and its counsel to the effect set forth on Exhibit I attached hereto.

         (f) The Company shall have furnished the Acquiror with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to the Company as the Acquiror may reasonably request.

                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

7.1      Termination

         This Agreement may be terminated:

         (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto, if the Board of Directors of each so determines by vote of a majority thereof;

         (b) at any time on or prior to the Effective Time, by the Acquiror or the Company in writing, if its Board of Directors so determine by vote of a majority thereof, if the other party has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, in any case if such breach would have a Material Adverse Effect on the party and has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

         (c) at any time, by either party hereto in writing, (i) if any application for prior approval of a Governmental Entity which is necessary to consummate the Merger is denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval, unless within the twenty-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

         (d) at any time, by either party hereto in writing, if the shareholders of the Company do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (or at any adjournment thereof), unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

         (e) by either the Company or the Acquiror in writing if the Effective Time has not occurred by the close of business on December 31, 1998, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in breach of such party's obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated hereby to be consummated by such date;

         (f) by the Company if the Average Closing Price is less than $15.00, subject to the next three sentences. If the Company elects to exercise its termination right pursuant to this Section 7.1(f), it shall give written notice to the Acquiror (provided that such notice of election to terminate may be withdrawn at any time). During the five-day period commencing with its receipt of such notice, the Acquiror shall have the option to increase the consideration to be received by the holders of the Company Common Stock hereunder by adjusting the Exchange Ratio to equal a number (calculated to the nearest one-hundredth) obtained by dividing (A) $18.60 by (B) the Average Closing Price. If the Acquiror so elects within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this
Section 7.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

7.2      Effect of Termination

         In the event that this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality, expenses and termination fee set forth in Section 5.4(c) and Section 8.1, respectively, and this Section 7.2 shall survive any such termination and (ii) a termination pursuant to Section 7.1(b), (c), (d) or (e) shall not relieve the breaching party from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

7.3      Survival of Representations, Warranties and Covenants

         All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including without limitation the covenants set forth in Sections 5.9, 5.10 and 5.11 hereof), provided that the covenant of the Acquiror contained in Section 5.6(b)(iv) hereof shall survive and be applicable following the Effective Time, and further provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Acquiror or the Company (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either the Acquiror or the Company.

7.4      Waiver

         Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of the Company) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed after shareholders of the Company have approved this Agreement shall not modify either the amount or form of the consideration to be provided hereby to the holders of Company Common Stock upon consummation of the Merger or otherwise materially adversely affect such shareholders without the approval of the shareholders who would be so affected.

7.5      Amendment or Supplement

         This Agreement may be amended or supplemented at any time by mutual agreement of the Acquiror and the Company, subject to the proviso to Section
7.4 hereof. Any such amendment or supplement must be in writing and authorized by or under the direction of their respective Boards of Directors.


                                  ARTICLE VIII
                                 MISCELLANEOUS

8.1      Expenses; Termination Fee

         (a) Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, provided that (i) expenses of printing the Form S-4 and the registration fee to be paid to the Commission in connection therewith shall be shared equally between the Company and the Acquiror and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Acquiror nor the Company shall be released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

         (b) In the event that this Agreement is terminated by the Acquiror pursuant to Section 7.1(b), and no Purchase Event or Preliminary Purchase Event, as defined in the Company Stock Option Agreement, shall have occurred, the Company shall pay to the Acquiror within five business days of any such termination by the Acquiror, in immediately available funds, the sum of $500,000. In the event that a Purchase Event, as defined in the Company Stock Option Agreement, shall have occurred during the 12 month period referred to in
Section 3(a)(C) of the Company Stock Option Agreement and the Acquiror shall elect to exercise its right to exercise the Option granted to it pursuant to the Company Stock Option Agreement, then the Acquiror shall, concurrently with such Option exercise return to the Company the $500,000 received pursuant to the prior sentence, together with interest earned thereon at the federal funds rate from the date of receipt to the date of repayment. In the event that this Agreement is terminated by the Company pursuant to Section 7.1(b), the Acquiror shall pay to the Company within five business days of any such termination by the Company, in immediately available funds, the sum of $250,000.

8.2      Entire Agreement

         This Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in Sections 5.9, 5.10 and 5.11(b) and (c) hereof.

8.3      No Assignment

         None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person.

8.4      Notices

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

         If to the Acquiror:

                U.S.B. Holding Co., Inc.
                100 Dutch Hill Road
                Orangeburg, New York  10962
                Attn: Steven T. Sabatini
                      Senior Executive Vice President and Chief Financial
                        Officer
                Fax:  (914) 365-4695

         With a required copy to:

                 Elias, Matz, Tiernan & Herrick L.L.P.
                 12th Floor
                 734 15th Street, N.W.
                 Washington, D.C.  20005
                 Attn: Daniel P. Weitzel, Esq.
                 Fax:  (202) 347-2172

         If to the Company:

                 Tappan Zee Financial, Inc.
                 75 North Broadway
                 Tarrytown, New York  10591
                 Attn: Stephen C. Byelick
                       President and Chief Executive Officer
                 Fax:  (914) 631-0344

         With a required copy to:

                 Thacher Proffitt & Wood
                 Two World Trade Center, 39th Floor
                 New York, New York  10048
                 Attn: Robert C. Azarow, Esq.
                 Fax:  (212) 432-2898

8.5      Alternative Structure

         Notwithstanding any provision of this Agreement to the contrary, the Acquiror may, with the written consent of the Company, which shall not be unreasonably withheld, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of the Company set forth herein, provided that
(i) the federal income tax consequences of any transactions created by such modification shall not be other than those set forth in Section 6.1(f) hereof,
(ii) the transaction will still be accounted for as a pooling-of-interests under GAAP, (iii) consideration to be paid to the holders of the Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (iv) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to the obligations of the Acquiror set forth in Sections 6.1 and 6.3 hereof.

8.6      Interpretation

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.7      Counterparts

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8      Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                                        U.S.B. HOLDING CO., INC.
Attest:



/s/ Michael H. Fury                     By:  /s/ Thomas E. Hales
-------------------------------              --------------------------
Name: Michael H. Fury                   Name:  Thomas E. Hales
Title: Secretary                        Title: President and Chief
                                                Executive Officer




                                        TAPPAN ZEE FINANCIAL, INC.
Attest:



/s/ Harry G. Murphy                     By:  /s/ Stephen C. Byelick
-------------------------------              --------------------------
Name: Harry G. Murphy                   Name:  Stephen C. Byelick
Title: Vice President and Secretary     Title: President and Chief Executive
                                                Officer